Exhibit 5

                               Cohen & Czarnik LLP
                        641 Lexington Avenue, 19th Floor
                               New York, NY 10022

September 8, 2004



LASIK AMERICA, INC.
6616 Indian School Road, N.E.,
Albuquerque, New Mexico 87110



Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Lasik America, Inc., a Nevada corporation (the "Company"), relating to an aggregate of five million (5,000,000) shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), to be issued upon the exercise of options or stock awards granted pursuant to the LASIK AMERICA, INC.Share Option Plan (the "Plan").

     We have examined originals or copies authenticated to our satisfaction of such corporate records and other documents, and we have made such examinations of law and fact, as we have deemed necessary or appropriate in order to render the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of all such copies.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered pursuant to the Registration Statement to be issued pursuant to the Plan, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,


                                            /s/  Cohen & Czarnik LLP
                                            -----------------------------------
                                                 Cohen & Czarnik LLP